Exhibit 10.5
July 24, 2006
Jim Kerr
Dear Jim:
I am delighted to offer you the position of Executive Vice President, Chief Financial Officer of Jo-Ann Stores, Inc. All of my personal contacts with Board members and other members of Jo-Ann’s senior leadership team, have reiterated to me your ability and willingness to help lead Jo-Ann back to the prominence of being the premier fabric and craft retailer.
The following provides the terms and conditions of your employment offer:
1)	Your promotion date will become effective immediately.
2)	Your annual base salary will be increased to $300,000 paid in bi-weekly installments of $11,538.46 with an annual review in February or March of each year.
3)	Your Target incentive under the Management Incentive Plan for FY08 will be increased to 50% of earned salary.
4)	Beginning in fiscal year 2008, you will participate in the Jo-Ann Stores, Inc. long-term incentive plan at a level commensurate with your position relative to other executive officers. As you know, annual grants under this plan are determined by the board of directors based on peer incentive compensation levels and the specific needs and circumstances of the Company. In addition, on the first Friday following the effective date in your new position, you will receive:
a)	A grant of 10,000 shares of Jo-Ann Stores, Inc. common stock These shares will vest 50% after (3) three years and 50% after (4) years.

b)	A grant of 25,000 non-qualified options to purchase shares of Jo-Ann Stores, Inc. common stock. These options will vest 25% annually on the first four anniversaries of your start date and be exercisable for seven years from date of issuance. These options will be priced at the closing price of Jo-Ann Stores common stock on the day of the grant.
5)	Your car allowance will be increased to $1,300 per month.

6)	Your PTO will remain the same.
7)	We will provide you with an allowance of up to $5,000 annually to be used for tax and financial planning purposes.
8)	You will be eligible to participate in the Company’s SERP pending approval at the next Board of Directors Meeting, with a maximum benefit of $600,000 subject to the terms of the plan.

9)	The Company will enter into a separate agreement with you covering severance in the event that your employment is terminated by the Company without cause or by you or the Company as a result of a Change in Control.
Jim, I am very excited to promote you to Executive Vice President and Chief Financial Officer for Jo-Ann Stores, Inc. I am very confident that you will continue to make an impact and I look forward to working with you.
Please confirm your agreement to accept this position by signing and returning one copy of this letter. Thank you.
Sincerely,

/s/ Darrell Webb
Darrell Webb
Chairman, President, & CEO

Agreed to this on the 27th day of July, 2006.

/s/ Jim Kerr
Jim Kerr